Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is entered into as of the 15th day of August, 2016, by and between S&W Seed Company, a Nevada corporation (the "Company") and Danielson B. Gardner ("Executive") Together, Executive and the Company are sometimes referred to as the "Parties."

WHEREAS, the Company desires to retain Executive in the capacity of Chief Marketing & Technology Officer, and Executive wishes to be so retained, and

WHEREAS, the Company and Executive both desire to memorialize the arrangement in writing.

NOW THEREFORE, in consideration of the material advantages accruing to the Parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the Company and Executive agree as follows.

1.    Duties and Scope of Employment

  Positions and Duties. Executive will serve, at the pleasure of the Board, as Chief Marketing & Technology Officer of the Company and shall report to the Company's Chief Executive Officer (CEO) and Board. In the capacity of Chief Marketing & Technology Officer, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company. Executive will have the full powers, responsibilities and authorities customary for the chief marketing and technology officer of public corporations of the size, type and nature of the Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to him by the Chief Executive Officer and/or the Board. Executive will report solely and directly to the Chief Executive Officer and/or the Board. The period during which Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."

  Obligations. During the Employment Term, Executive will devote his full business efforts and time to the Company and will use good faith efforts to discharge his obligations under this Agreement to the best of his ability. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO; provided, however, that Executive may, without the approval of the CEO, serve in any capacity with any civic, educational, or charitable organization and serve on the board(s) set forth on Schedule A attached hereto, provided such services do not materially interfere with Executive's obligations to the Company. Executive represents that he is not subject to any non-competition, confidentiality, trade secrets or other agreement(s) that would preclude, or restrict in any way, Executive from fully performing his services hereunder during his employment with the Company.

2.    At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written acknowledgment that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

3.    Term of Agreement. This Agreement will have a term of three years commencing on the Effective Date. No later than 90 days before the end of the term of this Agreement, the Company and Executive will discuss whether and under what circumstances the Agreement will be renewed.

4.    Compensation.

  Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $225,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings. The Compensation Committee of the Company shall have oversight over compensation paid to Executive with respect to the amount of salary and bonus payments (whether payable in cash of equity) and equity compensation, similar to the oversight by and recommendations made by the Compensation Committee with respect to the other executive officers of the Company Executive shall be sub3ect to, and shall comply with, the Company's stock ownership guidelines, including compliance with its Insider Trading Policy, including the Addendum thereto, and with Section 16 of the Securities Exchange Act of 1934, as amended.

  Bonus Compensation. In the sole discretion of the Compensation Committee, Executive may receive periodic bonuses in acknowledgment of his and the Company's achievements and efforts from time to time. Such bonuses may be payable in the future in alignment with stated performance goals or otherwise in the Compensation Committee's discretion. As of the date of this Agreement, Executive shall be entitled to receive an annual incentive bonus of up to 100% of his Base Salary, payable 65% in cash and 35% in equity The exact amount of the bonus shall be determined by the Compensation Committee, taking into account the achievement of personal and Company financial goals mutually agreed upon by the Compensation Committee and Executive. Annual target goals will be memorialized in writing to be maintained by the Company's Human Resources Department. The amount of bonus compensation, the allocation between cash and equity and the target goals will be subject to review annually. Such changes shall not require an amendment to this Agreement, provided that any such change is documented in a resolution duly adopted by the Compensation Committee.

5.    Executive Benefits

  Generally. Executive will be eligible to participate in accordance with the terms of all Company Executive benefit plans, pohc1es and arrangements that are applicable to other Company Executives, as such plans, policies and arrangements may exist from time to time. The Company shall cover or reimburse Executive for health insurance premiums for Executive and his immediate family. In addition, the Company shall purchase a term life insurance policy for the benefit of Executive's beneficiaries in the event of his death with the following policy limits: In the event Executive dies while employed by the

  Company but not at the time when he is engaged in Company-related business, the policy shall provide for a death benefit equal to Executive's salary at the time of death; and in the event Executive dies while on Company-related business, the death benefit will equal two times Executive's salary at the time of death. For purposes of this provision, "Company-related business" shall include any SGI-related business as well as S&W Seed Company-related business.

  Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy.

  Automobile. Until revised by recommendation of the CEO, Executive will receive a gross payment of $800 per month to cover a car allowance and automobile insurance on the vehicle used by Executive for Company-related business. In addition, Executive shall be reimbursed for gasoline.

  Office. The Company shall provide office space for Executive's use in its Sacramento, California office.

6.    Expenses. The Company will reimburse Executive for reasonable travel, business entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

7.    Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the Date of Termination, (b) pay for accrued but unused vacation, (c) benefits or compensation as provided under the terms of any Executive benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection the termination of his employment), (d) unreimbursed business expenses to which Executive is entitled to reimbursement under the Company's expense reimbursement policy, and (e) rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, the Employment Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies.

8.    Severance.

  Termination Without Cause. If Executive's employment is terminated by the Company without Cause (as defined below), then, subject to compliance with Section 9, Executive will be eligible to receive a cash severance of twelve months of the Base Salary as in effect immediately before the Date of Termination (see Section 4(a) above), plus the full amount of the possible bonus compensation to which he would be entitled for the current year (see Section 4(b) above). Cash severance is payable on the Date of Termination.

  Change of Control. If during Executive's employment with the Company (i) there is a Change of Control (as defined below) and (ii) Executive is not offered a Comparable Position (as defined below) by the surviving corporation, Executive will be eligible to receive a severance payment equal to (a) his annual Base Salary as in effect immediately before the Change of Control transaction plus (b) the full amount of the current year's targeted incentive bonus compensation as contemplated by Section 4(b) above, multiplied by a factor of 1.5, provided, however that the multiplier shall be increased to a factor of two in the event the price of the Company's Common Stock payable in connection with the Change of Control transaction (the "Transaction Price") is at least $10 per share. In addition, if at the time of a Change of Control transaction the Company is responsible for paying the Executive's health insurance premiums, the Company shall continue to pay, or cause to be paid, the Executive's health insurance premiums for 1-1/2 years from the date of the Change of Control transaction or, in the event the Transaction price is at least $10 per share, for two years. "Comparable Position" is a position with similar or greater responsibilities at Executive's then-current Base Salary and does not require Executive's relocation. "Change of Control" shall mean the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of consolidation or merger after which the then current stockholders of the Company hold less than 50% of the voting power of the surviving corporation, provided, however that a reincorporation of the Company shall not be deemed a Change of Control.

  Accelerated Vesting upon Termination without Cause or Change of Control. In addition to the benefits provided for in this Section 8, all stock options or other equity grants awarded to Executive pursuant to a Company equity incentive plan, whether in effect on the day hereof or adopted hereafter, will vest in full and be non-forfeitable immediately before the Date of Termination referred to in Section 8(a) or the Change of Control referred to in Section 8(b).

  Termination for Cause. If Executive's employment is terminated for Cause by the Company, then, (i) all further vesting of Executive's outstanding equity awards will terminate immediately; and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately.

  Other Termination Including due to Accidental Death or Disability. If Executive's employment terminates for any other reason, including but not limited to, death or Disability, then, (i) Executive's outstanding equity awards will be treated in accordance with the terms and conditions of the applicable award agreement(s), (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits only in accordance with the Company's then established plans, programs and practices.

9.    Covenants, Conditions to Receipt of Severance; Mitigation.

  Non-disparagement. During the Employment Term and for the 12 months thereafter, Executive will not, and will cause his relatives, agents and representatives to not, knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company, its directors, or its officers, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive. The Company's obligations under the preceding sentence shall be limited to communications by its senior corporate Executives having the rank of Vice President or above and members of the Board. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. Payments of severance to Executive, in accordance with Section 8 above, shall immediately cease, and no further payments shall be made, in the event that Executive breaches the provisions of this Section 9(a).

  Other Requirements. Any general release of claims required to be executed by Executive as a condition to the receipt of severance will be consistent in substance with the releases of claims used at the time by the Company in connection with separations of Executives generally

  Mitigation. Payments of severance to Executive, in accordance with Section 8 above, shall immediately cease, and no further payments shall be made, in the event that Executive materially breaches the Confidential Information Agreement (provided, however, that Executive's right to future payments will be restored, and any omitted payments will be made to Executive promptly, if the Board in its reasonable good faith Judgment determines that such breach is curable, and Executive cures the breach to the reasonable satisfaction of the Board within 30 days of having been notified thereof). Executive agrees to cooperate with the Company and to provide timely notice as to his activities following a termination without Cause so that the Company may monitor its obligation under Section 8.

10.    Definitions.

  Cause. For purposes of the Employment Agreement, termination for "cause" generally means termination as a result of Executive's willful gross misconduct that is materially adverse to the Company, Executive's willful violation of a federal or state law, rule or regulation applicable to the business of the Company that is materially adverse to the Company, Executive's conviction for, or entry of a guilty or no contest plea to, a felony Executive's termination of employment will not be considered to be for Cause unless it is approved by a majority vote of the members of the Board of Directors or an independent committee thereof. It is understood that good faith decisions of the Executive relating to the conduct of the Company's business or the Company's business strategy will not constitute "Cause."

  Disability. For purposes of this Agreement, Disability will mean Executive's absence from his responsibilities with the Company on a full-time basis for 180 calendar days in any consecutive 12-month period as a result of Executive's mental or physical illness injury.

11.    Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

12.    Confidential Information, etc.

  Non-Disclosure of Information. It is understood that the business of the Company is of a confidential nature. During the period of Executive's employment with the Company, Executive may receive and/or may secure confidential information concerning the Company or any of the Company's affiliates which, if known to competitors thereof, would damage the Company or its said affiliates. Executive agrees that during and after the term of this Agreement he will not, directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during the term hereof concerning such confidential matters of the Company or its affiliates, including, but not limited to, information pertaining to contact information, financial information, research, product plans, products, services, customers, markets, developments, processes, designs, drawings, business plans, business strategies or arrangements, or intellectual property or trade secrets. Upon termination of this Agreement, Executive shall promptly deliver to the Company all materials of a secret or confidential nature relating to the business of the Company or any of its affiliates that are, d1rectly or indirectly, in the possession or under the control of Executive.

  Trade Secrets. Executive acknowledges and agrees that during the term of this Agreement and in the course of the discharge of his duties hereunder, Executive shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, proprietary, technical, financial, personnel, sales and other information that is owned by the Company and regularly used in the operation of the Company's business, and that such information constitutes the Company's trade secrets. Executive specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them many way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets obtained by Executive during the course of his employment under this Agreement, including information concerning the Company's current or any future and proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfa1r competition with the Company, either during the term of this Agreement or at any other time thereafter Executive further agrees that all files, records, documents, specifications and similar items relating to the Company's business, whether prepared by Executive or others, are and shall remain exclusively the property of the Company and that they shall be removed from the premises of the Company only with the express prior written consent of the Company's CEO or his designee.

  Cooperation. Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable Judgment of the Company's counsel, Executive's assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's reasonable request and expense in order to fulfill this obligation.

  Proprietary Inventions and Assignment Agreement. Executive has previously executed and delivered the Company's Proprietary Inventions and Assignment Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by this reference. Executive agrees to abide by the provisions thereof.

13.    Assignment. This Agreement will be binding upon and inure to the benefit of the heirs, executors, and legal representatives of Executive upon Executive's death, and any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity, which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

14.    Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing.

If to the Company

Attn. Chief Executive Officer S&W Seed Company

7108 North Fresno Street, Suite 380
Fresno, CA 93720

If to Executive

at the last residential address known by the Company

15.    Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16.    Governing Law; Arbitration.

  This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

  Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a "Dispute") between Executive and the Company arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in San Francisco, California in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

  (i) Within five business days following the delivery of notice of a Dispute by a party in accordance with this Agreement (a "Notification"), the parties shall meet and confer on a date and at a time and place agreed upon between the parties. If the Dispute(s) are resolved by the parties in such meeting, the parties agree to reduce to writing the settlement or resolution thereof, which shall thereupon become part of this Agreement. In the event that the meeting for any reason does not occur prior to the tenth day following a Notification or does not result in a mutually agreed settlement, then the parties shall proceed with the arbitration.

  (ii) Selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by the parties together; provided, that if the parties are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS. The arbitrator shall be experienced in complex business matters.

  (iii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in San Francisco, California. Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written Judgment under clause (vi) below). All hearings, unless otherwise agreed to by the parties, shall be held in San Francisco, California. Notwithstanding the foregoing, the timetable for the arbitration process will be further expedited in the event that a party is seeking mandatory or prohibitive injunctive relief and an expedited schedule is reasonably required to preserve the business interests of the party or parties seeking such relief.

  (iv) Each party may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator may, in his or her discretion, set parameters on (including the extension of) the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions. All rights of discovery shall commence upon delivery of a Notification, regardless of the timing or occurrence of the meeting contemplated by clause (i) above.

  (v) The arbitration proceedings and all testimony, filings, documents and mformatlon relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of fac1htating the arb1tration process and for no other purpose.

  (vi) The award of the arbitrator shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made. The award of the arbitrator may provide for mandatory or prohibitive injunctive relief.

  (vii) A judgment upon the award rendered by the arbitrator(s) may be entered many court having jurisd1ction thereof.

  (viii) The parties to any arbitration initially shall share equally the fees and costs of JAMS and the arbitrator At the discretion of the arbitrator, the prevailing party or parties may recover from the adverse parties his or its actual reasonable attorneys' fees and costs incurred in connection with the arbitration and the enforcement thereof (including reimbursement of any fees and costs of JAMS and the arbitrator(s) paid by such party).

  (ix) Any party may apply to a court having jurisdiction to (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, (C) avoid the expiration of any applicable hm1tations period; or (D) preserve a superior position with respect to other creditors.

  (x) The arbitrator is only authorized to, and only has the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law The arbitrator is not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder

  (xi) The Federal Arb1tration Act, 9 U S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 16(b).

Notwithstanding the foregoing, the Parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

17.    Integration. This Agreement, together with the Proprietary Inventions and Assignment Agreement and the standard forms of equity award grants that describe Executive's outstanding equity awards, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and is signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

18.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.    Survival. The Proprietary Inventions and Assignment Agreement and the Company's and Executive's responsibilities under Sections 7, 8, 9, 10, 11, 13, 14, 15 and 16 will survive the termination of this Agreement.

20.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.    Internal Revenue Code Section 409A. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. If, as of the Date of Termination, Executive is a "specified Executive" as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six months of his "separation from service" (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Executive's separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive's separation from service, except to the extent that, in the Company's reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

24.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, on the 15th day of August, 2016.

Company
S&W SEED COMPANY

By: /s/ Mark Grewal
Mark Grewal
President and Chief Executive
Officer

Executive

Danielson B. Gardner
Danielson B. Gardner